Nucor Reports Results For First Quarter Of 2013

CHARLOTTE, N.C., April 18, 2013 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $84.8 million, or $0.26 per diluted share, for the first quarter of 2013. By comparison, Nucor reported net earnings of $145.1 million, or $0.46 per diluted share, for the first quarter of 2012 and net earnings of $136.9 million, or $0.43 per diluted share, in the fourth quarter of 2012.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $18.0 million ($0.03 per diluted share) in the first quarter of 2013, compared with a charge of $14.5 million ($0.03 per diluted share) in the first quarter of 2012 and a credit of $71.9 million ($0.14 per diluted share) in the fourth quarter of 2012. Also affecting earnings in the first quarter 2012 was a non-cash gain of $12.6 million ($0.04 per diluted share) related to the recognition of state tax credits and the adjustment of tax expense to previously filed returns.

Nucor's consolidated net sales decreased 10% to $4.55 billion in the first quarter of 2013 from $5.07 billion in the first quarter of 2012 and increased 2% compared with $4.45 billion in the fourth quarter of 2012. Average sales price per ton decreased 7% from the first quarter of 2012 and decreased 2% from the fourth quarter of 2012. Total tons shipped to outside customers were 5,706,000 tons in the first quarter of 2013, a 4% decrease from the first quarter of 2012 and a 4% increase over the fourth quarter of 2012.

The average scrap and scrap substitute cost per ton used during the first quarter of 2013 was $379, a decrease of 15% from $445 in the first quarter of 2012 and an increase of 2% compared to $372 in the fourth quarter of 2012.

Overall operating rates at our steel mills decreased to 72% in the first quarter of 2013 as compared to 79% in the first quarter of 2012, but increased from 71% in the fourth quarter of 2012.

Total energy costs in the first quarter of 2013 increased approximately $1 per ton compared to the first quarter of 2012 attributable mainly to the increased cost of electricity due to lower production volumes and increased unit costs. Energy costs decreased approximately $1 per ton from the fourth quarter of 2012 due mainly to decreased natural gas costs.

Construction is progressing on our 2,500,000-ton DRI facility in Louisiana. Due to extreme weather conditions in the first quarter, we now expect to start up late in the third quarter of 2013.

Our liquidity position remains strong with $1.08 billion in cash and cash equivalents, short-term investments, and restricted cash and investments, and an untapped $1.5 billion revolving credit facility that matures in December 2016.

In February, Nucor's board declared a cash dividend of $0.3675 per share payable on May 10, 2013 to stockholders of record on March 28, 2013. This dividend is Nucor's 160th consecutive quarterly cash dividend, a record we expect to continue.

Metal margins at our steel mills for the first quarter remained flat compared with the fourth quarter of 2012. Overall, our steel mills have not experienced the seasonal improvement in volume and pricing that is typical in the first quarter of the year. As expected, our downstream steel products segment experienced a seasonal slowdown in the first quarter, and that segment reported a modest loss following three straight quarters of profitable operating performance. Our raw materials segment also reported weaker results due to an unplanned 18 day outage at our Trinidad DRI facility and weather-related effects negatively impacting the flow of scrap in our scrap processing business.

For the second quarter of 2013, we currently expect to see some improvement in earnings driven by better performance at our fabricated construction products businesses (rebar fabrication, joist and decking and pre-engineered metal buildings), raw materials businesses and most steel mill product groups, partially offset by weaker performance in sheet steel. Import levels and general economic and political uncertainty continue to negatively affect our business. We continue to be cautiously optimistic about non-residential construction markets in 2013 as they continue to improve slowly from historically low levels. The strongest end markets continue to be in manufactured goods including energy and automotive.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2012 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 18, 2013 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended
	March 30, 2013	March 31, 2012	Percentage Change
Steel mills production	4,818	5,259	-8%
Steel mills total shipments	5,075	5,235	-3%

Sales tons to outside customers:
Steel mills	4,277	4,424	-3%
Joist	71	64	11%
Deck	69	65	6%
Cold finished	122	138	-12%
Fabricated concrete
reinforcing steel	228	250	-9%
Other	939	980	-4%
	5,706	5,921	-4%

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	March 30, 2013	March 31, 2012

Net sales	$ 4,550,772	$ 5,072,594

Costs, expenses and other:
Cost of products sold	4,247,556	4,692,067
Marketing, administrative and other expenses	116,225	107,119
Equity in losses of unconsolidated affiliates	1,172	6,674
Interest expense, net	32,491	41,672
	4,397,444	4,847,532
Earnings before income taxes and
noncontrolling interests	153,328	225,062
Provision for income taxes	42,600	61,650
Net earnings	110,728	163,412
Earnings attributable to
noncontrolling interests	25,939	18,308
Net earnings attributable to
Nucor stockholders	$ 84,789	$ 145,104

Net earnings per share:
Basic	$0.26	$0.46
Diluted	$0.26	$0.46

Average shares outstanding:
Basic	318,686	317,689
Diluted	318,842	317,779

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 30, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 902,700	$ 1,052,862
Short-term investments	29,503	104,167
Accounts receivable, net	1,791,321	1,707,317
Inventories, net	2,381,648	2,323,641
Other current assets	441,569	473,377

Total current assets	5,546,741	5,661,364

Property, plant and equipment, net	4,450,945	4,283,056

Restricted cash and investments	146,573	275,163

Goodwill	1,990,903	2,004,538

Other intangible assets, net	934,395	959,240

Other assets	969,453	968,698

Total assets	$ 14,039,010	$ 14,152,059

LIABILITIES
Current liabilities:
Short-term debt	$ 42,384	$ 29,912
Long-term debt due within one year	250,000	250,000
Accounts payable	1,021,076	1,046,713
Salaries, wages and related accruals	202,041	279,898
Accrued expenses and other current liabilities	471,486	423,045

Total current liabilities	1,986,987	2,029,568

Long-term debt due after one year	3,380,200	3,380,200

Deferred credits and other liabilities	869,580	856,917

Total liabilities	6,236,767	6,266,685

EQUITY
Nucor stockholders' equity:
Common stock	150,807	150,805
Additional paid-in capital	1,817,429	1,811,459
Retained earnings	7,091,645	7,124,523
Accumulated other comprehensive income,
net of income taxes	6,248	56,761
Treasury stock	(1,499,033)	(1,501,977)
Total Nucor stockholders' equity	7,567,096	7,641,571

Noncontrolling interests	235,147	243,803

Total equity	7,802,243	7,885,374

Total liabilities and equity	$ 14,039,010	$ 14,152,059

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	March 30, 2013	March 31, 2012

Operating activities:
Net earnings	$ 110,728	$ 163,412
Adjustments:
Depreciation	130,425	131,338
Amortization	19,048	16,584
Stock-based compensation	6,035	6,835
Deferred income taxes	11,183	(21,897)
Distribution from affiliates	6,708	-
Equity in losses of unconsolidated affiliates	1,172	6,674
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(90,688)	(74,627)
Inventories	(63,222)	(263,153)
Accounts payable	(175)	222,847
Federal income taxes	11,654	73,281
Salaries, wages and related accruals	(74,206)	(119,116)
Other	60,149	59,641

Cash provided by operating activities	128,811	201,819

Investing activities:
Capital expenditures	(330,585)	(161,497)
Investment in and advances to affiliates	(20,678)	(38,441)
Repayment of advances to affiliates	7,500	-
Disposition of plant and equipment	2,958	7,953
Acquisitions (net of cash acquired)	-	(58,848)
Purchases of investments	-	(185,073)
Proceeds from the sale of investments	73,428	349,729
Proceeds from the sale of restricted investments	148,725	38,350
Changes in restricted cash	(20,135)	(38,707)

Cash used in investing activities	(138,787)	(86,534)

Financing activities:
Net change in short-term debt	12,512	6,158
Issuance of common stock	-	5,876
Excess tax benefits from stock-based compensation	500	5,200
Distributions to noncontrolling interests	(34,594)	(39,857)
Cash dividends	(117,618)	(116,325)
Other financing activities	109	357

Cash used in financing activities	(139,091)	(138,591)

Effect of exchange rate changes on cash	(1,095)	2,475

Decrease in cash and cash equivalents	(150,162)	(20,831)

Cash and cash equivalents - beginning of year	1,052,862	1,200,645

Cash and cash equivalents - end of three months	$ 902,700	$ 1,179,814

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (24,590)	$ 5,832

CONTACT: Nucor Executive Offices, Phone 704-366-7000, Fax 704-362-4208